UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2026

CID HoldCo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-42711	99-2578850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5661 S Cameron St, Suite 100, Las Vegas, Nevada	89118
(Address of Principal Executive Offices)	(Zip Code)

(303)-332-4122

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	DAIC	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share	DAICW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 24, 2026, CID HoldCo, Inc. (the “Company”) completed the first closing (the “First Closing”) under that certain Note Purchase Agreement, dated April 17, 2026 (the “Note Purchase Agreement”), by and between the Company and White Lion Capital, LLC, a Nevada limited liability company (the “Holder”). In connection with the First Closing, the Company issued to the Holder a Senior Secured Convertible Promissory Note in the original principal amount of $287,500 (the “Note”). The Note was issued with an original issue discount of 20%, resulting in cash proceeds to the Company of $230,000, of which $20,000 was withheld by the Holder to cover legal document fees. Pursuant to the Note Purchase Agreement, the proceeds from the First Closing are required to be applied to make the Company’s scheduled monthly payments under the senior secured convertible note issued by the Company to J.J. Astor & Co. pursuant to that certain Loan Agreement dated December 4, 2025.

The Note bears interest at 8% per annum, and the interest for the first six months accrues immediately and is guaranteed. The Note matures on the six-month anniversary of the issue date.

The Note is convertible, at the option of the Holder, into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a variable conversion price equal to 80% of the lowest daily volume-weighted average price of the Common Stock during the fifteen trading day period ending on the latest complete trading day prior to the applicable conversion date.

In no event shall the Holder be entitled to convert any portion of the Note to the extent that such conversion would result in the Holder and its affiliates beneficially owning in excess of 4.99% of the outstanding shares of Common Stock, provided that the Holder may increase the ownership limitation up to 9.99% upon sixty-one days’ prior written notice to the Company.

The Note is a second senior secured obligation of the Company, secured by all of the assets, personal property of every kind, intellectual property, claims, products and proceeds of the Company. The Note is subject to a second priority lien on the collateral, behind the first priority lien held by J.J. Astor & Co. pursuant to that certain Loan Agreement dated December 4, 2025.

The Note contains customary events of default, including, among others, failure to pay principal or interest when due, failure to honor conversion obligations, breach of covenants or representations and warranties under the Note or certain other transaction documents, appointment of a receiver or trustee, bankruptcy proceedings, delisting of the Common Stock from Nasdaq, failure to comply with reporting requirements under the Securities Exchange Act of 1934, as amended, and cross-defaults with other agreements between the parties. Upon an event of default, the Note becomes immediately due and payable, and the Holder may, at its option, convert the Note at a default conversion price of $0.01 per share.

The Company may prepay the Note at any time without the prior written consent of the Holder for an amount equal to the original principal amount (or the default amount, as applicable), less all payments previously made, plus accrued and unpaid interest (including guaranteed interest), plus all other amounts, costs, expenses, and liquidated damages due under the Note.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

As described in Item 2.03 above, on April 24, 2026, the Company issued the Note to the Holder with an original principal amount of $287,500. The Note is convertible into shares of Common Stock in accordance with its terms, as described above.

The Note and securities issued in connection with the First Closing were not registered under the Securities Act and were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended or Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CID HoldCo, Inc.

Date: April 30, 2026	By:	/s/ Edmund Nabrotzky
Edmund Nabrotzky
President and Chief Executive Officer